Exhibit 107
CALCULATION OF FILING FEE TABLE
FORM S-8
(Form Type)
ON SEMICONDUCTOR CORPORATION
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Debt	Deferred Compensation Obligations	Rule 457(h)	$50,000,000	100%	$50,000,000	$ 153.10 per $1,000,000	$7,655.00

Total Offering Amounts					$50,000,000		$7,655.00

Total Fee Offsets							—

Net Fee Due							$7,655.00

(1)
This Deferred Compensation Obligations to which this Registration Statement relates arise under the onsemi
Non-Qualified
Deferred Compensation Plan (the “
Plan
”) and are unsecured general obligations of ON Semiconductor Corporation to pay up to $50,000,000 of deferred compensation from time to time in the future pursuant to compensation deferral elections made by participants in the Plan in accordance with the terms of the Plan.

(2)	Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee.